Exhibit 10.16

                             SCHOLASTIC CORPORATION

                           GUIDELINES FOR STOCK UNITS
                                GRANTED UNDER THE
                SCHOLASTIC CORPORATION 2001 STOCK INCENTIVE PLAN


         Grants of Stock Units (as defined below) under the Scholastic Corporation 2001 Stock Incentive Plan (the "Plan") shall be subject to, and governed by, the provisions set forth in these guidelines, the Plan (including, without limitation, Article VIII) and the applicable Award Agreement. An Award of Stock Units shall constitute an Other Stock-Based Award under the Plan. Unless otherwise indicated, any capitalized term used but not defined in these guidelines shall have the meaning ascribed to such term in the Plan.

         To the extent applicable, these guidelines are intended to comply with the applicable requirements of Section 409A of the Code (and the regulations thereunder) and shall be limited, construed and interpreted in a manner so as to comply therewith. Notwithstanding anything herein to the contrary, any provision in these guidelines or any award agreement that is inconsistent with Section 409A of the Code (and the regulations thereunder) shall be deemed to be amended to comply with Section 409A (and the regulations thereunder) and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.

         These guidelines are effective as of September 20, 2004, and shall expire in accordance with Article XIV of the Plan.

1. DEFINITIONS. For purposes of these guidelines, the following definitions shall apply:

         1.1. "Cause" means, solely for purposes of the grant of Stock Units and notwithstanding the definition of Cause in the Plan: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Stock Unit (or where there is such an agreement but it does not define "cause" (or words of like import)) any of the following as determined by the Committee in its good faith discretion:
(i) willful misconduct of the Participant with regard to the Company; (ii) willful refusal of the Participant to follow the proper direction of the Board or any individual to whom the Participant reports; (iii) the Participant's fraud or dishonesty with regard to the Company (other than good faith expense account disputes); or (iv) the Participant's conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of a Stock Unit that defines "cause" (or words of like import), "cause" as defined under such agreement; provided, however, that with regard to any agreement under which the definition of "cause" only applies on occurrence of a change in control, such definition of "cause" shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.

         1.2. "Disability" means, notwithstanding the definition in the Plan, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

         1.3.     "Good Reason" means, solely for purposes of the grant of Stock
Units: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Stock Unit (or where there is such an agreement but it does not define "good reason" (or words of like import)) any of the following as determined by the Committee in its good faith discretion: (i) any material adverse change in a Participant's then positions or titles; (ii) a material diminution of a Participant's then duties, responsibilities or authority; or (iii) a material decrease in a Participant's annual rate of base salary

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(other than an across-the-board decrease); or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of a Stock Unit that defines "good reason" (or words of like import), "good reason" as defined under such agreement; provided, however, that with regard to any agreement under which the definition of "good reason" only applies on occurrence of a change in control, such definition of "good reason" shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.

         1.4. "Key Employee" means a Participant who is a "key employee" as defined in Section 416(i) of the Code without regard to paragraph (5) thereof.

         1.5. "Retirement" means a Termination of Employment on or after age 55 in accordance with the Company's standard retirement policies.

         1.6. "Stock Unit" means a restricted stock unit, which is a unit of measurement equivalent to one share of Common Stock but with none of the attendant rights of a holder of a share of Common Stock until a share of Common Stock is ultimately distributed in payment of the obligation (other than the right to receive dividend equivalent amounts in accordance with Section 4 hereof). Upon distribution, all vested Stock Units shall be paid solely in the form of shares of Common Stock.

2. ELIGIBILITY. Any Eligible Employee or Consultant (or prospective employee of the Company or any of its Affiliates or prospective Consultant) who is designated by the Committee is eligible to receive Stock Units pursuant to these guidelines.

3.       VESTING OF STOCK UNITS AND PAYMENT.

         3.1. Except as otherwise provided in Section 3.3 hereof and in the Award Agreement, 25% of an Award of Stock Units shall vest on the first anniversary of the grant date and an additional 25% of such Award of Stock Units shall vest on each succeeding anniversary of the grant date, provided that the Participant is continuously employed by the Company or any of its Affiliates (including any period during which the Participant is on leave of absence or any other break in employment in accordance with the Company's policies and procedures) on each applicable vesting date.

         3.2. Except as provided in Section 3.3 hereof, the Company shall distribute one share of Common Stock with respect to each vested Stock Unit as soon as practicable following the applicable vesting date.

         3.3. Upon a Termination of Employment or Termination of Consultancy (as applicable) by a Participant for Good Reason, by the Company without Cause or as a result of a Participant's death, Disability or Retirement, all outstanding unvested Stock Units shall immediately vest and a share of Common Stock with respect to each Stock Unit shall be distributed as soon as practicable following such termination. Notwithstanding the foregoing, upon a Termination of Employment (other than as a result of death or Disability) of a Key Employee, distributions shall be delayed until six months after Termination of Employment.

         3.4. Except as otherwise provided in Section 3.3 hereof, Stock Units that are not vested as of the date of a Participant's Termination of Employment or Termination of Consultancy for any reason shall terminate and be forfeited in their entirety as of the date of such termination.

4. DIVIDEND EQUIVALENT AMOUNTS. Cash dividends shall be credited to a Stock Unit dividend book entry account on behalf of each Participant with respect to each Stock Unit held by such Participant, provided that the right of each Participant to actually receive such dividend shall be subject to the same restrictions as the Stock Unit to which the dividend relates. Unless otherwise determined by the Committee, cash dividends shall not be reinvested in Common Stock and shall remain uninvested.

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5.       FORFEITURE. The Committee may, in its sole discretion, terminate any outstanding Stock Units if the Committee determines that the Participant engaged in conduct that constitutes Cause.

6. AMENDMENT, SUSPENSION OR TERMINATION. To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of these guidelines or any Award of Stock Units to comply with Section 409A of the Code and the regulations thereunder or any other applicable law and may also amend, suspend or terminate these guidelines and any Award of Stock Units, subject to the terms of the Plan.

7. SECTION 16(b). To the extent required, these guidelines are intended to comply with Rule 16b and the Committee shall interpret and administer these guidelines in a manner consistent therewith. If an officer (as defined in Rule
16b) is designated by the Committee to receive Stock Units, any such Award shall be deemed approved by the Committee and shall be deemed an exempt purchase under Rule 16b. Any provisions inconsistent with Rule 16b shall be inoperative and shall not affect the validity of these guidelines. Notwithstanding anything herein to the contrary, if the grant of any Award of Stock Units or the payment of a share of Common Stock with respect to a Stock Unit or any election with regard thereto results or would result in a violation of Section 16(b) of the Exchange Act, any such grant, payment or election shall be deemed to be amended to comply therewith, and to the extent such grant, payment or election cannot be amended to comply therewith, such grant, payment or election shall be immediately cancelled and the Participant shall not have any rights thereto.

8. GOVERNING LAW. Except to the extent preempted by the Code, these guidelines shall be governed by the laws of Delaware.

9. PLAN DOCUMENT. These guidelines and an Award of Stock Units are subject to the terms and conditions of the Plan (including, without limitation, Sections 4.1(a) and 4.2 and Articles VIII, X, XII and XIV).


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